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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Clear Channel Communications, Inc.:


We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on November 13, 2000 (Reg. No. 333-49698) of our report dated June 18, 2004, relating to the statements of net assets available for plan benefits as of December 31, 2003 and 2002, the statement of changes in net assets available for benefits for the year ended December 31, 2003 and the supplemental schedules of assets held for investment purposes as of December 31, 2003, of the Clear Channel Communications, Inc. 401(k) Savings Plan, which appears in the Annual Report on Form 11-K of the Clear Channel Communications, Inc. 401(k) Savings Plan dated June 28, 2004.




/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 25, 2004